Exhibit 10.1

SHARE PURCHASE AGREEMENT

Among:

FRANÇOIS ANGERS

KAMILIA MEKHAIL-ISHAK

FIDUCIE AGEMO

FIDUCIE FAMILIALE MEKHAIL-ISHAK

JEAN E. CLERK, Q.C.

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

PIERRE BLEAU

OLIVIER LAURENDEAU

MARGUERITE DORION

RICHARD VALLÉE

JEAN FLEURY

7685939 CANADA INC.

As Vendors

And:

SAGENT ACQUISITION CORP.

As Purchaser

SAGENT PHARMACEUTICALS, INC.

As Guarantor

To Which Intervene

OMEGA LABORATORIES LIMITED

And:

7685947 CANADA INC.

October 1st, 2014

Acquisition by Sagent Acquisition Corp.	Share Purchase Agreement
of all the shares of Oméga Laboratories Limited and 7685947 Canada Inc.	Page i

TABLE OF CONTENTS

Article 1 INTERPRETATION		3
1.1	Definitions	3
1.2	Articles, Sections and Headings	3
1.3	Extended Meanings	4
1.4	Accounting Principles	4
1.5	Currency	4
1.6	Calculation of Time	4
1.7	Knowledge	4
1.8	Materiality	5
1.9	Commercially Reasonable Efforts	5
1.10	Non-Institutional Vendor Representative	5
1.11	Schedules	6
Article 2 PURCHASE AND SALE		7
2.1	Purchase and Sale of Purchased Shares	7
2.2	Purchase Price	7
2.3	Payment of Purchase Price	7
2.4	Pre-Closing Purchase Price Adjustments	8
2.5	Post-Closing Purchase Price Adjustment	8
2.6	Payment of the Post-Closing Adjustment	11
Article 3 REPRESENTATIONS AND WARRANTIES		12
3.1	Representations and Warranties of the Vendors and the Non-Institutional Vendors	12
3.2	Representations and Warranties of the Purchaser	12
3.3	Disclosure	12
3.4	Survival of Representations and Warranties	12
Article 4 POST-CLOSING COVENANTS		13
4.1	Insurance	13
4.2	Maintenance and Access to Records	14
4.3	Expansion Project	14
4.4	Continued Operations in Quebec	15
4.5	Post-Closing Tax Matters	15
4.6	Confidentiality	16
Article 5 CLOSING ARRANGEMENTS		16
5.1	Closing	16
Article 6 INDEMNIFICATION		16
6.1	Indemnification by the Vendors or the Non-Institutional Vendors	16
6.2	Indemnification by the Purchaser	18
6.3	Limitations on Indemnification	19
6.4	General Indemnification Rules	20
6.5	Direct Claims	21
6.6	Notice of Third Party Claims	21
6.7	Defence of Third Party Claims	21
6.8	Assistance for Third Party Claims	22
6.9	No Right to Set-Off	23
6.10	Duty to Mitigate	23
6.11	Exclusivity of Remedy	23
6.12	Purchase Price Adjustment	23

- ii -

Article 7 GUARANTOR		23
7.1	Scope of Guarantee	23
7.2	Survival of Guarantee	24
7.3	Costs and Expenses	24
Article 8 GENERAL		24
8.1	Further Assurances	24
8.2	No Waiver	24
8.3	Cost and Expenses	24
8.4	Brokers’ Fees	25
8.5	Public Announcements	25
8.6	Successors, Assigns and Assignments	25
8.7	Entire Agreement	25
8.8	Amendments and Waivers	25
8.9	Notices	26
8.10	Governing Law and Forum	27
8.11	Severability	27
8.12	Third Party Beneficiaries	28
8.13	Counterparts	28
8.14	Employee Information	28
1.1	Definitions	32

THIS SHARE PURCHASE AGREEMENT is made as of the effective date of October 1st, 2014;

AMONG:	FRANÇOIS ANGERS, residing at 615, Cardinal Street, Montréal (Saint-Laurent) (Québec) H4L 3C8;

(“F. Angers”)

AND:	FIDUCIE AGEMO, a family trust duly constituted pursuant to the Québec Civil Code, having its establishment at 615, Cardinal Street, Montréal (Saint-Laurent) (Québec) H4L 3C8, herein acting and represented by its two authorized trustees, François Angers and Patrice Vachon;

(“Fiducie Agemo”)

AND:	KAMILIA MEKHAIL-ISHAK, residing at 106, Marie-Curie Street, Dollard-Des-Ormeaux (Québec) H9A 3C6;

(“K. Mekhail”)

AND:	FIDUCIE FAMILIALE KAMILIA MEKHAIL-ISHAK, a family trust duly constituted pursuant to the Québec Civil Code, having its establishment at 106, Marie-Curie Street, Dollard-Des-Ormeaux (Québec) H9A 3C6, herein acting and represented by its two authorized trustees, Kamilia Mekhail-Ishak and François Angers;

(“Fiducie Mekhail”)

AND:	JEAN E. CLERK, Q.C., residing at 1743, Bord-du-Lac street, l’Île Bizard (Québec) H9E 1A2;

(“J. Clerk”)

AND:	CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC, a legal person duly constituted, having its principal place of business at 1000, Place Jean-Paul-Riopelle, Montréal, (Québec), H2Z 2B3, herein acting and represented by its two authorized officers;

(“CDPQ”)

AND:	PIERRE BLEAU, residing at 4191, rue D’Autray, Terrebonne (Québec) J6X 1L3, Canada, by the intermediary of his registered retirement savings plan at LA FINANCIÈRE BANQUE NATIONALE, trustee for Pierre Bleau;

(“P. Bleau”)

AND:	OLIVIER LAURENDEAU, residing at 769, rue Antonine-Maillet, Outremont (Québec) H2V 2Y4, Canada, acting and represented by the intermediary of his registered retirement savings plan at LA FINANCIÈRE BANQUE NATIONALE INC., trustee for Olivier Laurendeau;

Acquisition by Sagent Acquisition Corp.	Share Purchase Agreement
of all the shares of Oméga Laboratories Limited and 7685947 Canada Inc.	Page 2

(“O. Laurendeau”)

AND:	MARGUERITE DORION, residing at 727, rue Rockland, Outremont (Quebec) H2V 2Z7, Canada, acting and represented by the intermediary of her registered retirement savings plan at CIBC WOOD GUNDY, trustee for Marguerite Dorion;

(“M. Dorion”)

AND:	RICHARD VALLÉE, residing at 3434, rue Camilien, Laval (Quebec) H7J 4A4, Canada, acting and represented by the intermediary of his registered retirement savings plan at LA FINANCIÈRE BANQUE NATIONALE, trustee for Richard Vallée;

(“R. Vallée”)

AND:	JEAN FLEURY, residing at 6776, rue Boyer, apt. 6, Montréal (Quebec) H2S 2J6, Canada;

AND:	7685939 CANADA INC., a corporation duly constituted under the laws of Canada, having a place of business at 11177 rue Hamon, Montréal (Quebec) H3M 3E4, Canada, herein acting and represented by its authorized officer;

(“7685939”)

(“J. Fleury” and collectively with F. Angers, Fiducie Agemo, K. McKhail, F. McKhail, J. Clerc, CDPQ, P. Bleau, O. Laurendeau, M. Dorion, R. Vallée and 7685939, the “Vendors”)

AND:	SAGENT ACQUISITION CORP., a corporation duly constituted under the Business Corporations Act (British Columbia), having a registered address at Suite 1700, Park Place, 666 Burrard Street, Vancouver (British Columbia) V6C 2X8, Canada;

(the “Purchaser”)

AND:	SAGENT PHARMACEUTICALS, INC., a corporation duly organized under the laws of Delaware, having a place of business at 1901 N. Roselle Road, Suite 700, Schaumburg, IL 60195, USA;

(the “Guarantor”)

Acquisition by Sagent Acquisition Corp.	Share Purchase Agreement
of all the shares of Oméga Laboratories Limited and 7685947 Canada Inc.	Page 3

AND TO WHICH INTERVENE:	OMEGA LABORATORIES LIMITED, a corporation duly constituted under the laws of Canada, having a place of business at 11177 rue Hamon, Montréal (Quebec) H3M 3E4, Canada, herein acting and represented by its authorized officer;

(the “Corporation” or “Oméga”)

AND:	7685947 CANADA INC., a corporation duly constituted under the laws of Canada, having a place of business at 11177 rue Hamon, Montréal (Quebec) H3M 3E4, Canada, herein acting and represented by its authorized officer;

(the “Holding” or “7685947”)

WHEREAS the Corporation is a market leading privately-held company that develops, manufactures and markets generic pharmaceutical drugs, including sterile non-cytotoxic (regular) and sterile cytotoxic (oncology) injectable drugs, non-injectable pharmaceuticals and antiseptics (the “Business”);

WHEREAS 7685947 is a holding corporation the sole purpose of which being to hold shares in the capital of Oméga;

WHEREAS 176441 Canada Inc. (“176441”) is also a holding corporation duly constituted under the laws of Canada, and a wholly owned subsidiary of 7685947, with no other activities than to hold shares in the capital of Oméga;

WHEREAS the Vendors are the owners, beneficially and of record, of all the issued and outstanding shares in the capital stock of the Corporation and of the Holding; and

WHEREAS the Purchaser desires to purchase, and the Vendors desire to sell, all of the issued and outstanding shares in the capital stock of the Corporation and of the Holding, upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

The capitalized words and expressions used in this Agreement or in its Schedules shall have the meaning ascribed to them in Schedule1.1, unless otherwise expressly stated herein.

1.2	Articles, Sections and Headings

The division of this Agreement into articles, sections and schedules and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder”, “herein” and similar expressions refer to this Agreement and not to any particular article, section, schedule or other portion hereof. References herein to articles, sections or schedules are to articles, sections and schedules of this Agreement or of the schedules hereto unless otherwise expressly stated herein.

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1.3	Extended Meanings

In this Agreement, words importing the singular number also include the plural and vice versa and words importing any gender include all genders. The term “including” means “including, without limiting the generality of the foregoing”. Where reference is made to “the Holding”, such reference shall be deemed to include “176441”.

1.4	Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will be deemed to be made to ASPE, applicable as at the date on which such calculation or action is made or taken or required to be made or taken in accordance with ASPE, consistently applied.

1.5	Currency

Except as expressly provided herein, all references to currency contained herein are to lawful money of Canada.

1.6	Calculation of Time

1.6.1	Time. Time is of the essence of this Agreement.

1.6.2	Calculation of Time. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

1.6.3	Business Days. Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

1.6.4	Time of Day. All references to times of the day are to the times of the day in Montreal, Québec.

1.7	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Non-Institutional Vendors, it shall be deemed to refer to the actual knowledge, information and belief of Mr. François Angers and Mrs. Kamilia Mekhail-Ishak, in their capacity as officers of the Corporation and of the Holding, and not in their personal capacity, after having made due and diligent inquiry of such appropriate directors, officers or senior employees of the Corporation and of the Holding as each considers, in his or her reasonable judgment, necessary as to the matters that are the subject of the representations and warranties.

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1.8	Materiality

Whenever a representation and warranty of the Vendors set forth in Schedule 3.1 herein is qualified by the terms “in all material respect” or “material”, it shall mean an event or matter that would cause a Loss to the Corporation of more than $250,000. Notwithstanding the foregoing, this Section 1.8 shall not apply to the definition of “Material Adverse Change” and shall not be used to determine if a Material Adverse Change has occurred.

1.9	Commercially Reasonable Efforts

Whenever a representation and warranty or covenant is qualified by the terms “commercially reasonable efforts”, it shall mean the efforts that a prudent person who desires to achieve a result would use in similar circumstances, without payment or incurrence of commercially unreasonable expense or the requirement to engage in litigation.

1.10	Non-Institutional Vendor Representative

1.10.1	In order to administer efficiently the determination of certain matters under this Agreement, each of the Non-Institutional Vendors hereby designates and appoints “François Angers” (the “Non-Institutional Vendor Representative”) as its, his or her, as the case may be mandatary, such designation and appointment being coupled with an interest, with full power of substitution for him, to:

(a)	give and receive all notices and communications on behalf of each of the Non-Institutional Vendors hereunder or under any Closing Document;

(b)	receive, or direct the payment of, all amounts payable by the Purchaser to the Non-Institutional Vendors under this Agreement on behalf of the Non-Institutional Vendors and pay to each Non-Institutional Vendor such Non-Institutional Vendor’s entitlement to such amounts;

(c)	subject to Section 1.10.1(b), make all decisions and take all actions relating to the Non-Institutional Vendors’ respective rights, obligations and remedies under this Agreement including to receive and make payments, to receive and send notices, to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification on behalf of the Non-Institutional Vendors and to defend against indemnification claims of the Purchaser; and

(d)	take all actions as are necessary or appropriate in the judgement of the Non-Institutional Vendor Representative in connection with any of the foregoing, including retaining such counsel, accountants and other professional advisors as the Non-Institutional Vendor Representative reasonably deems necessary to assist him in the performance of his duties hereunder, and the Purchaser is entitled to deal only with the Non-Institutional Vendor Representative in respect of all matters arising under this Agreement, including the foregoing.

1.10.2	The Non-Institutional Vendor Representative hereby accepts the present mandate in accordance with Article 2144 of the Civil Code of Quebec.

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of all the shares of Oméga Laboratories Limited and 7685947 Canada Inc.	Page 6

1.10.3	The Non-Institutional Vendor Representative shall receive no compensation for services rendered other than reimbursement of out-of-pocket expenses incurred in connection with the performance of its duties, to be paid by the Non-Institutional Vendors. Notices or communications to or from the Non-Institutional Vendor Representative shall constitute notice to or from any applicable Non-Institutional Vendor.

1.10.4	Subject to Section 1.10.1(b), the Purchaser may rely upon any decision, act, consent or instruction of the Non-Institutional Vendor Representative as being the decision, act, consent or instruction of each Non-Institutional Vendor. The Purchaser is hereby relieved from any liability to any Non-Institutional Vendor for any acts taken by it in accordance with such decision, act, consent or instruction of the Non-Institutional Vendor Representative.

1.10.5	The Non-Institutional Vendors shall jointly indemnify and hold harmless the Non-Institutional Vendor Representative against all Claims and Losses which, without fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Non-Institutional Vendor Representative, may be paid, incurred or suffered by the Non-Institutional Vendor Representative by reason or as a result of the performance by the Non-Institutional Vendor Representative of his obligations set out in this Agreement. This mandate is to ensure the performance of a special obligation, in accordance with the provisions of Article 2179 of the Civil Code of Quebec.

1.10.6	The Non-Institutional Vendor Representative shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, statutory declaration or other paper or document furnished to him hereunder, not only as to its due execution and the validity and the effectiveness of its provisions but also as to the truth and acceptability of any information therein contained which he, in good faith, believes to be genuine and what it purports to be.

1.10.7	Upon receiving notice of the resignation of a Non-Institutional Vendor Representative, the Non-Institutional Vendors shall appoint a successor to fill the vacancy and send notice thereof to the Purchaser (such notice to be signed by all Non-Institutional Vendors). The Non-Institutional Vendors may remove the Non-Institutional Vendor Representative with or without cause and appoint a successor by written notice requesting the change that has been executed and delivered by all of the Non-Institutional Vendors to the Purchaser.

1.11	Schedules

The following are the Schedules attached hereto and incorporated by reference and deemed to be part hereof:

Schedules

1.1	Definitions
2.2	Allocation of Purchase Price
2.3.1	Bank Accounts of the Vendors
2.4.1	Calculation of Working Capital and Cash Outlay
3.1	Representations and warranties of Vendors
3.1.1	Capacity and no violation of Vendors
3.1.6	Capitalization
3.1.13	Approvals and consents

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3.1.14	Compliance with Laws
3.1.15	Permits
3.1.16	Absence of certain changes or events
3.1.17	Material Contracts
3.1.18	Financial Statements
3.1.20	Indebtedness
3.1.22	Title to Assets
3.1.27	Related Party Transaction
3.1.28	Litigation
3.1.29	Environmental matters
3.1.31	Employee matters
3.1.32	Employee Plans
3.1.33	Real property
3.1.34	Intellectual Property Rights
3.1.36	Warranties
3.1.38	Insurances
3.2	Representations and warranties of Purchaser

ARTICLE 2

PURCHASE AND SALE

2.1	Purchase and Sale of Purchased Shares

Upon and subject to the terms and conditions hereof, each Vendor sells to the Purchaser and the Purchaser purchases from each Vendor, at the Closing Time, the Purchased Shares owned by each such Vendor.

2.2	Purchase Price

Subject to the adjustments provided in Sections 2.4 and 2.5, the aggregate purchase price of the Purchased Shares shall be equal to $95,000,000 (the “Purchase Price”) and shall be allocated amongst the Vendors in accordance with Schedule 2.2.

2.3	Payment of Purchase Price

The Purchase Price shall be paid and satisfied, at the Closing, as follows:

2.3.1	Initial Consideration. The Purchaser shall pay to the Vendors at Closing the aggregate amount of $86,709,394, being an amount equal to the Purchase Price, minus the aggregate total of the Adjustment Holdback, the Indemnity Holdback and the Holding Holdback, minus the Closing Date Adjustment Amount (the “Initial Consideration”), allocated amongst the Vendors in accordance with their respective Designated Percentages, by wire transfer of immediately available funds to: (a) in respect of the Non-Institutional Vendors, the Non-Institutional Vendors’ counsel at the bank account referred to in Schedule 2.3.1(a) and (b) in respect of CDPQ, CDPQ’s bank account referred to in Schedule 2.3.1(b).

2.3.2	Adjustment Holdback. The Purchaser shall pay to the Escrow Agent at Closing, by wire transfer of immediately available funds to the account having been specified by the Escrow Agent to the Purchaser at least two (2) days prior to the Closing, an amount equal to $1,000,000 (such amount, together with all interest earned thereon, is hereinafter referred to as the “Adjustment Holdback”). The Adjustment Holdback shall be held, invested, released and disbursed as specified in the Escrow Agreement, forming an integral part herein.

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of all the shares of Oméga Laboratories Limited and 7685947 Canada Inc.	Page 8

2.3.3	Indemnity Holdback. The Purchaser shall pay to the Escrow Agent at the Closing, by wire transfer of immediately available funds to the account having been specified by the Escrow Agent to the Purchaser at least two (2) days prior to Closing, an amount equal to $5,000,000 (such amount, together with all interest earned thereon, is hereinafter referred to as the “Indemnity Holdback”). The Indemnity Holdback shall be held, invested, released and disbursed as specified in the Escrow Agreement.

2.3.4	Holding Holdback. The Purchaser shall pay to the Escrow Agent at the Closing, by wire transfer of immediately available funds to the account having been specified by the Escrow Agent to the Purchaser at least two (2) days prior to Closing, an amount equal to $250,000 (such amount, together with all interest earned thereon, is hereinafter referred to as the “Holding Holdback”). The Holding Holdback shall be held, invested, released and disbursed as specified in the Escrow Agreement.

2.4	Pre-Closing Purchase Price Adjustments

2.4.1	Estimated Closing Indebtedness, Estimated Closing Working Capital and Estimated Cash Outlays. The Parties recognize that the Vendors, the Corporation and the Holding have, between the fifth (5th) and the third (3rd) Business Days prior to the Closing Date:

(a)	delivered to the Purchaser a written good faith estimate of the Closing Indebtedness of $7,473,535 (the “Estimated Closing Indebtedness”), together with the detailed calculations and backup information supporting such estimate;

(b)	delivered to the Purchaser a written good faith estimate of the Closing Working Capital of $11,963,226 (the “Estimated Closing Working Capital”), together with the detailed calculations and backup information supporting such estimate; and

(c)	delivered to the Purchaser a written good faith estimate of the Closing Cash Outlays of $4,669,703 (the “Estimated Closing Cash Outlays”), together with the detailed calculations and backup information supporting such estimate;

and the Purchase Price shall be decreased by $2,040,606 (the “Closing Date Adjustment Amount”) on account of the fact that the Estimated Closing Indebtedness exceeds the Estimated Closing Cash Outlays by $2,803,832 and the Estimated Closing Working Capital is greater than the Target Working Capital by $763,226.

2.5	Post-Closing Purchase Price Adjustment

2.5.1	Post-Closing Adjustments. The Purchase Price shall be adjusted as follows after the Closing Date:

(a)	if the Closing Indebtedness is less than the Estimated Closing Indebtedness, the Purchase Price shall be increased by an amount equal to the amount by which the Estimated Closing Indebtedness exceeds the Closing Indebtedness. If the Closing Indebtedness exceeds the Estimated Closing Indebtedness, the Purchase Price shall be decreased by an amount equal to the amount by which the Closing Indebtedness exceeds the Estimated Closing Indebtedness;

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(b)	if the Closing Working Capital exceeds the Estimated Closing Working Capital, the Purchase Price shall be increased by an amount equal to the amount by which the Closing Working Capital exceeds the Estimated Closing Working Capital. If the Closing Working Capital is less than the Estimated Closing Working Capital, the Purchase Price shall be decreased by an amount equal to the amount by which the Estimated Closing Working Capital exceeds the Closing Working Capital; and

(c)	if the Closing Cash Outlays exceeds the Estimated Closing Cash Outlays, the Purchase Price shall be increased by an amount equal to the amount by which the Closing Cash Outlays exceeds the Estimated Closing Cash Outlays. If the Closing Cash Outlays is less than the Estimated Closing Cash Outlays, the Purchase Price shall be decreased by an amount equal to the amount by which the Estimated Closing Cash Outlays exceeds the Closing Cash Outlays.

2.5.2	Closing Date Financial Statements

(a)	No later than ninety (90) days after the Closing Date, the Purchaser shall deliver to the Vendors (i) the Closing Date Financial Statements prepared in accordance with ASPE, and (ii) the calculation of the Closing Indebtedness, the Closing Working Capital and the Closing Cash Outlays based on such Closing Date Financial Statements (collectively, the “Closing Calculation”). The Non-Institutional Vendor Representative and CDPQ shall be permitted access to the working papers of the Purchaser’s auditors or accountants and the key employees of the Corporation involved in the preparation of such working papers and the Closing Date Financial Statements in accordance with customary protocols regarding such access.

(b)	The Non-Institutional Vendor Representative and/or CDPQ may object to the Closing Date Financial Statements or Closing Calculation by written notice to the Purchaser within thirty (30) days following receipt thereof, which notice shall specify in reasonable detail those items or amounts as to which the Vendors object (the “Objection Notice”) and the Parties shall be deemed to have agreed with all other items and amounts contained in such Closing Date Financial Statements and Closing Calculation which are not impacted by items or amounts objected to in the Objection Notice. If no Objection Notice is made within the period and in the manner specified in the preceding sentence, or if the Purchaser, Non-Institutional Vendor Representative and CDPQ confirm in writing that they accept the Closing Date Financial Statements and the Closing Calculation prior to the end of such thirty (30) day period, then the Closing Date Financial Statements and Closing Calculation shall be conclusive, final and binding on all the Parties without possibility of amendment or appeal and shall constitute the final “Closing Date Financial Statements” and “Closing Calculation”.

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(c)	If an Objection Notice is delivered in the manner and within the thirty (30) days period specified in the preceding paragraph, the Parties shall in good faith attempt to resolve any matters in dispute with respect to the Closing Date Financial Statements and/or Closing Calculation as promptly as practicable. If the Purchaser and the Vendors are unable to resolve all such items in dispute within thirty (30) days after the receipt of the Objection Notice giving rise to such dispute, then those items or calculations in dispute shall be submitted for resolution within five (5) Business Days following such thirty (30) day period to Deloitte LLP (Montreal office) or, if they are unwilling or unable to accept the mandate to resolve the dispute, to such other independent firm of chartered accountants as the Purchaser and the Vendors may agree in writing or, failing agreement, as appointed by the court (each being the “Independent Firm”). The Independent Firm will limit its review only to the specific items in dispute (except to the extent that ASPE requires adjustments to other items as a result thereof). The Parties shall use commercially reasonable efforts to cause the Independent Firm to submit its determination or opinion in a written statement delivered to the Purchaser and the Vendors as promptly as practicable, but in no event later than thirty (30) Business Days of the appointment of such Independent Firm, and such determination or opinion, together with those items accepted by the Purchaser and the Vendors in respect of the Closing Date Financial Statements and the Closing Calculation or otherwise resolved between the Purchaser and the Vendors in accordance with the first sentence of this Section 2.5.2(c), shall be conclusive, final and binding on all the Parties without possibility of amendment or appeal and shall constitute the final “Closing Date Financial Statements” and “Closing Calculation”.

(d)	The Parties shall cooperate fully in the preparation of the Closing Date Financial Statements and Closing Calculation. While the Independent Firm is making its determination hereunder, the Parties shall be allowed to present their respective positions regarding the Closing Date Financial Statements and Closing Calculation to the Independent Firm, and each Party shall have the right to present additional documents, materials and other information, and make an oral presentation to the Independent Firm regarding the dispute. Any such other documents, materials or other information shall be copied to each Party and each Party shall be entitled to attend any such oral presentation, and to reply thereto.

(e)	Each of the Vendors, on the one hand, and the Purchaser, on the other hand, will bear its own fees and expenses in preparing, auditing or reviewing, as the case may be, the Closing Date Financial Statements and Closing Calculation. In the case of the Vendors, any Vendor that engages its own advisor shall bear the costs of such advisor and any Vendors who jointly engage their own advisor shall bear the cost of such advisor proportionately based on their Designated Percentage. In the case of a dispute and the hiring of an Independent Firm in accordance with Section 2.5.2(c), the fees and expenses of the Independent Firm shall be borne by the Vendors (according to their Designated Percentage), on the one hand, and the Purchaser, on the other hand, based on the percentage which the portion of the contested amounts not awarded to the Vendors, on the one hand, or the Purchaser, on the other hand, bears to the total amount actually contested by such Party.

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(f)	The accounting and audit procedures provided for by this Section 2.5 shall be the exclusive and conclusive methodology for determination of the matters covered thereby and shall be binding upon the Parties and shall not be contested by any of them other than as provided for in this Section 2.5.

2.6	Payment of the Post-Closing Adjustment

Payment of the Post Closing Adjustment—Within five (5) Business Days of the Closing Date Financial Statements and the Closing Calculation becoming final as per the provisions of Section 2.5.2(b) or Section 2.5.2(c), as the case may be, the Purchaser and/or the Escrow Agent shall pay the Vendors or, as the case may be, the Escrow Agent and/or the Vendors shall pay the Purchaser:

2.6.1	Positive Adjustment Amount—if the aggregate sum of the adjustments set forth in Section 2.5 results in an increase in the Purchase Price (the “Positive Adjustment Amount”), (i) the Escrow Agent shall remit to each Vendor a portion of the Adjustment Holdback equal to the Designated Percentage of such Vendor; and (ii) the Purchaser shall pay an amount equal to such Vendor’s Designated Percentage of the Positive Adjustment Amount, allocated amongst the Vendors in accordance with their respective Designated Percentages, by wire transfer of immediately available funds to: (a) in respect of the Non-Institutional Vendors, the Non-Institutional Vendors’ counsel at the bank account referred to in Schedule 2.3.1(a) and (b) in respect of CDPQ, CDPQ’s bank account referred to in Schedule 2.3.1(b).

2.6.2	Negative Adjustment Amount—if the aggregate sum of the adjustments set forth in Section 2.5 results in a reduction in the Purchase Price (the “Negative Adjustment Amount”), the Negative Adjustment Amount shall be paid to the Purchaser by wire transfer, as follows:

(a)	if the Negative Adjustment Amount is less than or equal to the amount of the Adjustment Holdback, the Escrow Agent shall (i) deliver to the Purchaser, out of the Adjustment Holdback, an amount which is equal to the Negative Adjustment Amount, and (ii) remit to each Vendor that portion of the amount remaining in the Adjustment Holdback, following the payment made pursuant to Section 2.6.2(a)(i), which is equal to the Designated Percentage of such Vendor; or

(b)	if the Negative Adjustment Amount is greater than the Adjustment Holdback, (i) the Escrow Agent shall deliver to the Purchaser an amount which is equal to the Adjustment Holdback, and (ii) the amount by which the Negative Adjustment Amount exceeds the Adjustment Holdback shall be paid to the Purchaser directly by the Vendors in accordance with the Designated Percentage of each of the Vendors.

2.6.3	No Adjustment—if the aggregate sum of the adjustments set forth in Section 2.5 results in no adjustment in the Purchase Price, (i) the Escrow Agent shall remit to each Vendor a portion of the Adjustment Holdback equal to the Designated Percentage of such Vendor.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Vendors and the Non-Institutional Vendors

3.1.1	Representations and warranties

Each Vendor individually (and not solidarily) represents and warrants to the Purchaser as set forth in Sections 3.1.1 to 3.1.4 of Schedule 3.1 hereof only in respect of itself and the Purchased Shares that it holds, and acknowledges that the Purchaser is relying upon such representations and warranties to enter into this Agreement. The Non-Institutional Vendors jointly (and not solidarily) represent and warrant to the Purchaser as set forth in Sections 3.1.5 to 3.1.43 of Schedule 3.1 hereof and acknowledge that the Purchaser is relying upon such representations and warranties to enter into this Agreement.

3.1.2	No Other Representations and Warranties

Except for the representations and warranties set forth in Schedule 3.1, the Vendors and the Non-Institutional Vendors, as the case may be, make no further representations or warranties to the Purchaser, whether express or implied, statutory or otherwise, with respect to the Corporation or the Holding, their assets and/or liabilities.

3.2	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to and in favour of the Vendors as set forth in Schedule 3.2 hereof and acknowledges that the Vendors are relying upon such representations and warranties to enter into this Agreement. Except for the representations and warranties set forth in Schedule 3.2, the Purchaser makes no further representations or warranties to the Vendors, whether express or implied, statutory or otherwise, with respect to the Purchaser, the Purchaser’s assets and/or liabilities.

3.3	Disclosure

Disclosure of any fact or item in any Schedule hereto referenced by or to a particular Article or Section in this Agreement shall be deemed to have been disclosed with respect to every other Article or Section in this Agreement to which its relevance is readily apparent on its face.

3.4	Survival of Representations and Warranties

3.4.1	Vendors and Non-Institutional Vendors. All representations and warranties made by the Vendors or the Non-Institutional Vendors, as the case may be, in this Agreement shall survive the Closing Date as follows:

(a)	the representations and warranties set forth in Sections 3.1.1 and 3.1.3 of Schedule 3.1 (collectively, the “Vendors Fundamental Representations”) shall survive the Closing without time limit;

(b)	the representations and warranties set forth in Sections 3.1.5, 3.1.6, 3.1.11 and 3.1.22 of Schedule 3.1 (collectively, the “Non-Institutional Vendors Fundamental Representations”) shall survive the Closing without time limit;

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(c)	the representations and warranties set forth in Section 3.1.29 of Schedule 3.1 shall survive the Closing and continue for a period of five (5) years from the Closing Date;

(d)	the representations and warranties set forth in Section 3.1.30 of Schedule 3.1 shall survive the Closing and continue in full force and effect until the 60th day after the end of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Tax, interest or penalties under applicable Tax legislation in respect of any taxation year to which such representations and warranties extend could be issued under such Tax legislation to the Corporation provided it did not file prior to the Closing Date any waiver or other document extending such period, but if it did, then the 60th day after the end of such extended period; and

(e)	all of the other representations and warranties of the Vendors or the Non-Institutional Vendors, as the case may be, in this Agreement shall survive the Closing and continue for a period of eighteen (18) months from the Closing Date.

After such periods, the Vendors or the Non-Institutional Vendors, as the case may be, shall have no further liability hereunder with respect to such representations and warranties except with respect to Claims properly made within such periods. Notwithstanding the foregoing, there shall be no limitation on the right of Purchaser to bring any Claim based on any fraudulent misrepresentation of (i) CDPQ with regard to the representations and warranties with respect to itself set forth in Section 3.1.1 to 3.1.4 of Schedule 3.1 to this Agreement and (ii) the Non-Institutional Vendors.

3.4.2	Purchaser. All representations and warranties made by the Purchaser in this Agreement shall survive the Closing as follows:

(a)	the representations and warranties set forth in Sections 3.2.1 and 3.2.2 of Schedule 3.2 shall survive the Closing without time limit; and

(b)	all of the other representations and warranties of the Purchaser in this Agreement shall survive the Closing and continue for a period of eighteen (18) months from the Closing Date.

After such periods, the Purchaser shall have no further liability hereunder with respect to such representations and warranties except with respect to Claims properly made within such periods. Notwithstanding the foregoing, there shall be no limitation on the right of the Vendors to bring any Claim based on any fraudulent misrepresentation of the Purchaser.

ARTICLE 4

POST-CLOSING COVENANTS

4.1	Insurance

4.1.1

Directors Liability. The Purchaser agrees that it shall not permit or acquiesce to the Corporation or the Holding amending, repealing or terminating any rights to indemnification or exculpation now existing in favour of any Person who was, at

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any time prior to Closing, a director or officer of the Corporation or of the Holding, as provided in its articles or by-laws (or other constating documents) or any indemnification agreements currently in effect, notwithstanding that such articles, by-laws or other constating documents, or indemnification agreements may be modified after the Closing Date (provided that such modifications will not adversely affect the indemnification rights existing in favour of any such Person). The Purchaser will also cause the Corporation to secure from its insurers, directors’ and officers’ (“D&O”) insurance coverage for the current and former directors and officers of the Corporation on a six year “trailing” (or “run-off”) basis on terms and conditions no less advantageous to them than those contained in the relevant policy in effect on the date hereof. The Purchaser shall not terminate and shall not permit or acquiesce to the Corporation terminating any such policy for a period of six (6) years from the Closing Date. The provisions of this Section 4.1.1 are for the benefit of, and shall be enforceable by, each director and officer referred to above, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any rights to indemnification or contribution that any such Person may have by contract or otherwise.

4.1.2	Liability Insurance. During the survival period of the representations and warranties, as set forth in Section 3.4, the Purchaser agrees to maintain liability insurance in amounts and insuring risks, in each case, at least comparable to those described in Schedule 3.1.38.

4.2	Maintenance and Access to Records

The Purchaser agrees that it will retain all Books and Records and any other documents, information and files relating to the Corporation and to the Holding delivered to it by the Non-Institutional Vendors or the Corporation or the Holding and relating to any period ending on or prior to the Closing Date for a period of six (6) years following the Closing Date. So long as such Books and Records and such other documents information and files are retained by the Purchaser, the Vendors or their authorized representatives shall have reasonable access thereto during business hours and upon reasonable advance notice.

4.3	Expansion Project

4.3.1	The Purchaser agrees that it will cause the Corporation to perform its obligations pursuant to those contractual commitments set out in Schedule 4.3 concerning the Expansion Project in accordance with their respective terms, and to perform the Expansion Project as described on Schedule 1.1.38, as may be modified in the reasonable discretion of the Purchaser or the Corporation, subject to receipt of any required permits, certificates, certificates of authorization, certificates of compliance, authorizations, licenses, approvals of and registrations with any Governmental Authority or pursuant to any Laws (including in respect of zoning).

4.3.2	Each of the parties hereto acknowledges that no Party is making any representation relating to whether the budget and timetable described in Schedule 1.1.38 will be achieved.

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4.4	Continued Operations in Quebec

The Purchaser intends to maintain the Corporation’s management and employees and continue to operate its Business as currently constituted, including supporting its capacity expansion initiatives described in Schedule 4.3.

4.5	Post-Closing Tax Matters

4.5.1	The Purchaser shall prepare or cause to be prepared all federal, state, provincial, municipal, local and foreign returns, information statements, elections, designations, reports and any other filings related to Taxes with respect to the Corporation and the Holding and for all Tax periods ending on or prior to the date hereof which are required to be filed after the date hereof (“Post-Closing Tax Returns”) on a consistent basis with past practice, including the taking of any deductions, provided that such past practice and deductions are made in accordance with applicable Laws. Each of the Non-Institutional Vendor Representative and, with regard to the Corporation only, CDPQ, has the right to review, comment upon and suggest changes to any income tax returns to be filed for such periods prepared in respect of the Corporation and the Holding by the Corporation and the Holding (“Post-Closing Income Tax Returns”). The Purchaser shall provide the Non-Institutional Vendor Representative and CDPQ with such Post-Closing Income Tax Returns at least 15 Business Days prior to the relevant filing due date. In the event of any dispute regarding the matters set forth in this Section 4.5.1, the Non-Institutional Vendors’ Representative and, with regard to the Corporation’s Post-Closing Income Tax Returns only, CDPQ, shall provide the Purchaser with written notice thereof within 10 Business Days of its access to such Post-Closing Income Tax Returns and the Independent Firm shall be requested to make a determination resolving any such dispute and such determination shall be final and binding. The Independent Firm shall allow the Purchaser and the Non-Institutional Vendors’ Representative and, with regard to the Corporation’s Post-Closing Income Tax Returns only, CDPQ, to present their respective positions regarding the dispute (provided that, for greater certainty, such presentations are limited to matters described in the aforementioned written notice), and each of the Purchaser and the Non-Institutional Vendors’ Representative and, with regard to the Corporation’s Post-Closing Tax Returns only, CDPQ, shall have the right to present additional documents, materials and other information and to make an oral presentation to the Independent Firm regarding such dispute and the Independent Firm shall consider such additional documents, materials and other information and such oral presentation. Any such other documents, materials or other information shall be copied to each party and each Party shall be entitled to attend any such oral presentation. The Parties shall use commercially reasonable efforts to cause the Independent Firm to complete its work within five Business Days of its engagement. The fees and expenses of the Independent Firm shall be allocated between the Purchaser, on the one hand, and the Vendors, on the other hand (according to their Designated Percentage) in the same proportion that the aggregate amount of the disputed items submitted to the Independent Firm that are unsuccessfully disputed by each such party (as finally determined by the Independent Firm) bears to the total amount of such dispute items so submitted. Notwithstanding anything herein to the contrary, the Purchaser shall be permitted to make elections under Section 338 of the United States Internal Revenue Code of 1986 with respect of the transactions contemplated under this Agreement and pursuant to subsection 256(9) of the Tax Act in respect of the taxation years ending on the Closing Date.

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4.5.2	Should it be determined that the Holding or the Corporation has made an “excessive eligible dividend designation”, within the meaning of subsection 89(1) of the Tax Act and any equivalent provisions of applicable provincial legislation, the Non-Institutional Vendors hereby consent to (or shall cause the recipient of the relevant dividend to consent to) the making of an election under subsection 185.1(2) of the Tax Act and any equivalent provisions of applicable provincial legislation in respect of the full amount thereof, and such election shall be made by the Holding or the Corporation, as they case may be, in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the Tax Act.

4.6	Confidentiality

Except as required by Law (unless the Law permits non-disclosure of information for confidentiality or other purposes and if such non-disclosure is not permitted, the receiving Party seeking to disclose such information shall notify the other Party and shall seek confidential treatment of such information), the Parties and their respective Affiliates will receive and maintain all information received from the others strictly in confidence and will not disclose to any Person or make public or authorize the disclosure of any such information and will not use such information for any purpose except for the purpose contemplated herein unless: (a) the specific information is now or hereafter publicly disclosed other than as a result of breach of this provision, (b) the specific information is disclosed to the receiving Party by a third Person having no obligation of confidentiality to the disclosing party with regard to the information, or (c) the specific information is independently generated by the receiving Party without the use and not as a consequence of the disclosure by the other Party.

ARTICLE 5

CLOSING ARRANGEMENTS

5.1	Closing

The transactions contemplated herein shall be completed at the Time of Closing at the Montreal offices of Stikeman Elliott LLP, located at 1155 René-Lévesque West Blvd., 40th Floor, CIBC Building, Montreal (Québec) or any other location agreed upon in writing by the Purchaser and the Vendors.

ARTICLE 6

INDEMNIFICATION

6.1	Indemnification by the Vendors or the Non-Institutional Vendors

Subject to Sections 3.4.1 and 6.3.1:

6.1.1	Individual Liability (Non-Institutional Vendors). Each of the Non-Institutional Vendors shall individually (not solidarily) indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser, the Corporation and the Holding, and, to the extent named or involved in any third party action or claim, their respective directors, officers and employees (the “Purchaser Indemnified Parties”), as a result of:

(a)	any breach of any representation or warranty made or given by such Non-Institutional Vendor in Sections 3.1.1 to 3.1.4 of Schedule 3.1 to this Agreement; or

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(b)	any failure by such Non-Institutional Vendor to observe or perform any covenant or obligation contained in this Agreement.

6.1.2	Individual Liability (CDPQ). CDPQ shall individually (not solidarily) indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser Indemnified Parties, as a result of

(a)	any breach of any representation or warranty made or given by CDPQ with regard to itself in Sections 3.1.1 to 3.1.4 of Schedule 3.1 to this Agreement, or

(b)	any failure by CDPQ to observe or perform any of its covenants or obligations contained in this Agreement (the “CDPQ Covenants”).

6.1.3	Collective Liability. Each of the Non-Institutional Vendors shall jointly (and not solidarily) indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser Indemnified Parties as a result of:

(a)	any breach of any representation or warranty set forth in Section 3.1.5 to 3.1.43 of Schedule 3.1 to this Agreement;

(b)	any Indebtedness of the Corporation or the Holding as at the Closing Date that does not appear on the Financial Statements or Schedule 3.1.20;

(c)	any liabilities or obligations, as well as any investigation, characterization, remediation, removal, disposal and equipment costs of, or any Claims or Threatened Claims against, the Corporation or the Holding (including the reasonable costs and expenses related thereto of technical and legal advisors and consultants) relating to: (i) the environmental condition of the Real Properties existing on or prior to the Closing Date, whether known or unknown or set forth on any Schedules hereto, including any such environmental condition relating to (A) the presence at the Real Properties of any current or former underground storage tanks, and any equipment, piping and Hazardous Materials related thereto; and (B) the presence at, on, in or under the Real Properties of any Hazardous Materials contrary to Environmental Laws or in excess of applicable limits under Environmental Laws; and (ii) obtaining after the Closing Date any Permits required pursuant to applicable Environmental Laws to operate the Business as currently conducted and as will be conducted upon completion of the Expansion Project, including any Certificate of Authorization required pursuant to section 22 of the Environment Quality Act (Québec) and any municipal Permits required for air or wastewater emissions, and including the capital cost and additional operating costs related to any equipment or corrective action required by any Governmental Authority in order to obtain such Permits or required to otherwise comply with such Permits and related Environmental Laws;

(d)	any liabilities or obligations of the Holding whatsoever, whether accrued, absolute, contingent or otherwise, relating to any period ending on or prior to the Closing Date, and any breach of any representation or warranty relating to the Holding set forth in Schedule 3.1 to this Agreement;

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(e)	any liabilities or obligations of the Corporation or the Holding for Taxes in connection with any period ending on or prior to the Closing Date, other than Taxes that are adequately and fully recorded in the Closing Date Financial Statements and Closing Calculation, and for greater certainty, including any Taxes arising from the Pre-Closing Reorganization; and

(f)	all liabilities or obligations of the Corporation in connection with Item 3 in Schedule 3.1.28.

All Losses suffered or incurred by the Purchaser Indemnified Parties resulting from any such breach shall be indemnified by the Non-Institutional Vendors pro rata with each Non-Institutional Vendor’s Adjusted Designated Percentage.

6.1.4	For greater clarity, CDPQ shall not be liable for any and all Losses suffered or incurred by the Purchaser Indemnified Parties other than as a result of any breach of any representation or warranty made or given by CDPQ with respect to itself in Sections 3.1.1 to 3.1.4 of Schedule 3.1 to this Agreement or any failure by CDPQ to observe or perform any of the CDPQ Covenants. Notwithstanding the foregoing, but subject to the other provisions of this Article 6 including the right for CDPQ to challenge or dispute any Claim or Loss suffered or incurred by the Purchaser Indemnified Party, CDPQ agrees that its Designated Percentage of the Indemnity Holdback can be used to indemnify the Purchaser pursuant to Sections 6.1.2 and 6.1.3, in connection with which the Non-Institutional Vendors shall promptly provide CDPQ with any relevant information, provided however, that CDPQ’s Designated Percentage of the Indemnity Holdback shall not be used to indemnify the Purchaser against Losses suffered or incurred by the Purchaser Indemnified Parties in respect of the Holding (the “Holding Losses”). The CDPQ’s Designated Percentage of the Indemnity Holdback shall be released in accordance with, and subject to, the terms and conditions of the Escrow Agreement.

6.1.5	The Holding Losses shall be satisfied (i) first, from the Holding Holdback, and (ii) second, by F. Angers, Fiducie Agemo, K. Mekhail and Fiducie Mekhail pursuant to Section 6.1.1 or 6.1.3, as applicable.

6.1.6	For greater certainty, subject to Section 6.4.3, as applicable, the right to indemnification under Sections 6.1.1(b), 6.1.3(b), 6.1.3(c), 6.1.3(d), 6.1.3(e) and 6.1.3(f) exists notwithstanding the right to indemnification under Sections 6.1.1(a) and 6.1.3(a) and notwithstanding any representation and warranty in Schedule 3.1. Subject to Section 6.4.3, the time limitations set forth in Section 3.4 and the limitations on Losses set forth in Section 6.3, the right to indemnification under Section 6.1.1(a) and 6.1.3(a) is a right that is separate and independent from any other right or remedy under this Agreement.

6.1.7	For purposes of calculating Losses resulting from a breach of any representation or warranty made or given by the Vendors or the Non-Institutional Vendors, as the case may be, the representations and warranties given by the Vendors or the Non-Institutional Vendors, as the case may be, will be deemed to have been made without the inclusion of limitations or qualifications as to materiality, such as the words “material”, “immaterial” and “in all material respects” or words of similar import.

6.2	Indemnification by the Purchaser

6.2.1	Liability. Subject to Section 3.4.2, the Purchaser shall indemnify and save harmless the Vendors from and against all Losses suffered or incurred by them, as a result of:

(a)	any breach of any representation or warranty made or given by the Purchaser in Schedule 3.2, in this Agreement; or

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(b)	any failure by the Purchaser to observe or perform any covenant or obligation contained in this Agreement.

6.2.2	For greater certainty, subject to Section 6.4.3, as applicable, the right to indemnification under Section 6.2.1(b) exists notwithstanding the right to indemnification under Section 6.2.1(a) and notwithstanding any representation and warranty in Schedule 3.2. Subject to Section 6.4.3 and the time limitations set forth in Section 3.4, the right to indemnification under Section 6.2.1(a) is a right that is separate and independent from any other right or remedy under this Agreement.

6.2.3	For purposes of calculating Losses resulting from a breach of any representation or warranty made or given by the Purchaser, the representations and warranties given by Purchasers will be deemed to have been made without the inclusion of limitations or qualifications as to materiality, such as the words “material”, “immaterial” and “in all material respects” or words of similar import.

6.3	Limitations on Indemnification

6.3.1	Limitations on Indemnification of the Purchaser. Except in connection with (i) the Vendors Fundamental Representations, (ii) any representation or warranty set forth in Section 3.1.30 of Schedule 3.1 of this Agreement, (iii) the Non-Institutional Vendors Fundamental Representations, (iv) any representation or warranty made or given by the Non-Institutional Vendors related to the Holding, or (v) Claims against (A) CDPQ based on fraud of CDPQ with regard to the representations and warranties with respect to itself set forth in Section 3.1.1 to 3.1.4 of Schedule 3.1 to this Agreement and (B) the Non-Institutional Vendors based on fraud of the Non-Institutional Vendors (in each case, for which there shall be no limitations or thresholds):

(a)	no Claim for indemnification may be made by the Purchaser against the applicable Vendors or Non-Institutional Vendors, as the case may be, in accordance with Section 6.1 in respect of any Loss resulting from any matter referred to in Section 6.1.1(a), 6.1.2(a) and 6.1.3(a), unless and until the aggregate amount of the Losses suffered or incurred by the Purchaser Indemnified Parties, taken as a whole, collectively exceed $475,000 (the “Global Threshold”), in which event the amount of Losses, in excess of the Global Threshold, may be recovered by the Purchaser; and

(b)	the maximum aggregate liability of each of CDPQ and each Vendor in accordance with Section 6.1 with respect to indemnification by the Vendors or Non-Institutional Vendors, as the case may be, pursuant to Sections 6.1.1(a), 6.1.2(a) and 6.1.3(a) shall not exceed an amount equal to the product of: (i) in the case of a Non-Institutional Vendor (A) 15% of the Purchase Price, multiplied by (B) such Non-Institutional Vendor’s Adjusted Designated Percentage, and (ii) in the case of CDPQ (A) 15% of the Purchase Price, multiplied by (B) CDPQ’s Designated Percentage.

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6.4	General Indemnification Rules

The obligations of the Indemnifier to indemnify the Indemnified Party in respect of any Loss shall also be subject to the principles set forth in this Section 6.4.

6.4.1	Appeal. In addition to the right provided to the Indemnifier to participate in or assume control of the defence of a Third Party Claim as provided in Article 6, the Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifier notice thereof and an opportunity to contest such Third Party Claim.

6.4.2	Loss. The Indemnified Party shall not be entitled to Claim for any indirect Loss (including loss of profit or loss of value) or punitive damages, except to the extent awarded in a Third Party Claim.

6.4.3	Recovery Once. With respect to any Loss suffered by the Indemnified Party, no liability shall attach to the Indemnifier to the extent that the same Loss has been recovered by the Indemnified Party under any other representation or warranty contained in this Agreement or any other Closing Document and, accordingly, the Indemnified Party may only recover once in respect of the same Loss.

6.4.4	Insurance. The obligation of indemnification in respect of any Loss claimed shall not apply to the extent of any insurance proceeds (net of the costs of collection, including increased premiums) actually reimbursed through insurance to the Indemnified Party in respect of such Loss.

6.4.5	Provisions. The amount of Losses shall be reduced by any allowance, provision or reserve in respect of the matter giving rise to such Claim included in the Closing Date Financial Statements, if any.

6.4.6	Remedy. To the extent that any breach of representation or warranty contained in this Agreement is capable of remedy, the Indemnified Party shall afford the Indemnifier 10 Business Days to remedy the matter complained of, provided that the Indemnified Party shall not be obligated to offer the Indemnifier such opportunity where the breach is continuing and the Corporation suffers continuing material harm or prejudice as a result of such breach and they make prompt commercially reasonable efforts to mitigate such harm or prejudice.

6.4.7	Fault of Party. The obligation of indemnification shall not apply to the extent that any Loss results from the intentional or gross fault of the Party seeking indemnification or from fraud committed by such Party.

6.4.8	Tax Benefits. The obligation of indemnification shall not apply or, as the case may be, shall be reduced by the amount of the Tax benefits or reduction of income Tax actually realized by the Indemnified Party in the taxation year in which the Losses are claimed, to the extent the Indemnified Party (and, if the Indemnified Party is the Purchaser, if the Corporation or Holding) is entitled to any Tax benefits, including the reduction of any income Tax by reason of the Losses being claimed as a deduction or reduction of the income Tax payable.

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6.4.9	Changes in Tax. The Non-Institutional Vendors (being understood that CDPQ is making no representation or warranty in that regard) shall not be liable for any Claim for Tax if and to the extent it is attributable to, or the amount of the Claim is increased as a result of, any (i) legislation not in force as at the Closing Date, or (ii) change of Law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice.

6.4.10	Loss Decrease. For purposes of clarification, to the extent any Loss has been reduced in accordance with the provisions of this Section 6.4 (the “Loss Decrease”), the amount of such Loss Decrease shall be excluded for the purposes of calculating if the Global Threshold and the cap set forth in Section 6.3.1(b) has been reached.

6.5	Direct Claims

Any Direct Claim shall be asserted by giving the Indemnifier reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of acts, omissions or facts that may give rise to such Direct Claim; provided that no delay on the part of any Indemnified Party in giving any such notice shall relieve the Indemnifier of any indemnification obligation pursuant to this Article 6 except to the extent the Indemnifier is actually prejudiced thereby. Such notice to the Indemnifier shall describe the Direct Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifier shall then have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifier does not so respond within such thirty (30)-day period, the Indemnifier shall be deemed to have rejected such Claim, and in such event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party. If the Indemnifier agrees prior to the expiration of the thirty (30)-day period as to the validity of the Direct Claim after the Indemnifier has provided a written response, the Indemnifier shall pay, or the Parties shall direct the Escrow Agent to pay, to the Indemnified Party the amount of such Direct Claim forthwith upon such amount being quantified. If the Parties fail to agree as to the validity of the Direct Claim or its amount, any Party may exercise all remedies as may be available to such Party.

6.6	Notice of Third Party Claims

If an Indemnified Party receives notice of the commencement or assertion of any Third Party Claim, the Indemnified Party shall give the Indemnifier reasonably prompt notice thereof, but in any event no later than thirty (30) days after receipt of such notice of such Third Party Claim; provided that no delay on the part of any Indemnified Party in giving any such notice shall relieve the Indemnifier of any indemnification obligation pursuant to this Article 6 except to the extent the Indemnifier is actually prejudiced thereby. Such notice to the Indemnifier shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party.

6.7	Defence of Third Party Claims

6.7.1	Assumption of Defence. The Indemnifier may participate in or assume the defence of any Third Party Claim by giving notice to that effect to the Indemnified Party not later than thirty (30) days after receiving notice of that Third Party Claim (or sooner if the nature of the Third Party Claim so requires and if so specified in the Notice) (the “Notice Period”), to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:

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(a)	the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party; and

(b)	legal counsel chosen by the Indemnifier is satisfactory to the Indemnified Party, acting reasonably.

The Indemnifier’s right to do so shall be subject to the rights of any insurer or other party who has potential liability in respect of that Third Party Claim. The Indemnifier agrees to pay all of its own expenses of participating in or assuming such defence. The Indemnified Party shall cooperate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnifier, and may participate in such defence assisted by counsel of its own choice at its cost and expense, provided that the Indemnifier and its legal counsel shall lead the defence and provided, further, that reasonable defence costs and expenses of the Indemnified Party prior to the date the Indemnifier validly exercises its right to defend the Third Party Claim is reimbursed by the Indemnifier to the Indemnified Party. If the Indemnified Party has not received the notice within the Notice Period that the Indemnifier has elected to assume the defence of such Third Party Claim, the Indemnified Party may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnified Party with respect to such Third Party Claim.

6.7.2	Settlement. The Indemnifier shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, unless:

(a)	the terms of the compromise and settlement require only the payment of money and do not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action; and

(b)	the Indemnified Party receives, as part of the compromise and settlement, an unconditional release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all obligations or liabilities it may have with respect to the Third Party Claim.

6.7.3	Notwithstanding Section 6.7.2, the Indemnifier will not be permitted to compromise and settle or to cause a compromise and settlement of any Third Party Claim relating to Taxes without the prior written consent of the Indemnified Party.

6.8	Assistance for Third Party Claims

The Indemnifier and the Indemnified Party shall use all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim (the “Defending Party”):

6.8.1	those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

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6.8.2	all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim.

Each of them shall otherwise cooperate with the Defending Party. The Indemnifier shall be responsible for all expenses associated with making such documents, records and materials available and for all reasonable out of pocket expenses of any employees made available by the Indemnified Party to the Indemnifier hereunder but not for salaries.

6.9	No Right to Set-Off

The Parties expressly agree that the Purchaser may not set off against any amount to which it may be entitled under Section 6.1 any amount to which it may be obliged to pay pursuant to any other agreement or relationship with the Vendors.

6.10	Duty to Mitigate

Nothing in this Agreement shall in any way restrict or limit the general obligation at law of an Indemnified Party to take commercially reasonable steps to mitigate any Loss which it may suffer or incur by reason of the breach by an Indemnifier of any representation or warranty or the breach of any covenant of the Indemnifier hereunder, provided that all commercially reasonable costs of mitigation (which in no event may exceed the costs of the Losses incurred) shall be included in the computation of Losses to which the Indemnified Party is entitled to indemnification hereunder, and that no such Indemnified Party shall be required to take any action or refrain from taking any action that is contrary to any applicable contract, Order or applicable Laws.

6.11	Exclusivity of Remedy

Except for injunctive or equitable relief (including specific performance), the matters covered by Section 2.5, or Claims based on fraud, and without limiting the rights of the Parties set forth in 6.5, the sole and exclusive remedy of the Purchaser and the Vendors (in Law, under applicable Law or otherwise) for any breach by the other of its representations, warranties or covenants in this Agreement or arising from the transactions contemplated hereby shall be a Claim for indemnification pursuant to this Article 6.

6.12	Purchase Price Adjustment

Any indemnification payment made under this Article 6 shall be treated by the Purchaser and the Non-Institutional Vendors or CDPQ, as the case may be, as an adjustment to the Purchase Price. Such adjustment shall be allocated to the Class A shares in the capital of the Corporation.

ARTICLE 7

GUARANTOR

7.1	Scope of Guarantee

The Guarantor hereby unconditionally and irrevocably guarantees to the Vendors, solidarily with the Purchaser, the timely and complete performance and payment of all obligations of the Purchaser under this Agreement (the “Purchaser Obligations”). The guarantee under this Article 7 may be enforced by the Vendors without the necessity at any time of resorting to or exhausting any other remedy or without the necessity at any time of having recourse to this Agreement. The Guarantor hereby waives the benefit of discussion and of division. The

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Guarantor agrees that nothing contained herein shall prevent the Vendors from exercising any and all rights or remedies under this Agreement or any Closing Document if any of the Purchaser or the Guarantor fail to timely perform the Purchaser Obligations, and the exercise of any of the aforesaid rights and the completion of any actions or proceedings related thereto shall not constitute a discharge of any of the obligations of the Guarantor hereunder, it being the express purpose and intent of the Guarantor that the Guarantor’s obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Notwithstanding the foregoing, the Guarantor shall have the right to raise any defense to the Purchaser Obligations that could have been raised by the Purchaser.

7.2	Survival of Guarantee

The guarantee under this Article 7 shall continue to be effective, or be reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Purchaser Obligations is rescinded or must otherwise be restored or returned by the Vendors upon insolvency, bankruptcy, dissolution, liquidation or reorganization of the Purchaser, or upon or as a result of the appointment of any receiver, intervenor or conservator of, or trustee or similar officer for the Purchaser, or any substantial part of the property of the Purchaser; or otherwise, as if such payments or performances had not been made.

7.3	Costs and Expenses

If at any time hereafter any of the Vendors employ counsel to pursue collection, to intervene, to sue for enforcement of the terms hereof, or to file a petition, complaint, answer, motion or other pleading in any suit or proceeding related to the guarantee set forth in this Article 7, then each such event where the Vendors prevail, all of the reasonable attorneys’ fees, including extra-judicial fees and costs, related thereto shall be an additional liability of the Guarantor to the Vendors, payable on demand.

ARTICLE 8

GENERAL

8.1	Further Assurances

Each of the Parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as another Party may, after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

8.2	No Waiver

Failure of a Party to insist upon the strict performance of any term or condition of this Agreement or to exercise any right, remedy or recourse hereunder shall not be construed as a waiver or relinquishment of any such term and condition.

8.3	Cost and Expenses

Each of the Parties shall be responsible for and pay their respective legal, financial advisory and accounting costs and expenses incurred in connection with the consummation of the transactions provided herein, including the preparation, execution and delivery of this Agreement and the Closing Documents, and any other costs and expenses whatsoever and howsoever incurred in

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connection herewith and/or therewith. For greater certainty, the Vendors shall assume all costs and expenses incurred by the Corporation and the Non-Institutional Vendors shall assume all costs and expenses incurred by the Holding in connection with this Agreement and the consummation of the transactions provided herein.

8.4	Brokers’ Fees

None of the Parties have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any of the Closing Documents, other than fees to PricewaterhouseCoopers Corporate Finance Inc. (“PWC”) which fees of PWC shall be the responsibility of the Vendors, and not the Corporation nor the Purchaser or the Holding.

8.5	Public Announcements

No Party shall issue any press release or otherwise make public statements or filings with any Governmental Authority with respect to this Agreement or the Closing Documents, or the transactions contemplated herein or therein, without the consent of the other Parties which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, each Party shall have the right to override such obligation in order to make any disclosure or filing required under applicable Laws or by applicable rules of any stock or listing exchange on which a Party or any of its Affiliates lists securities. The Parties expressly acknowledge and agree that following the Closing, the Guarantor shall be permitted to publicly file this Agreement (and any description and summary of the transactions contemplated hereby) pursuant to any reports required to be filed by it under the United States Securities Exchange Act of 1934, as amended.

8.6	Successors, Assigns and Assignments

This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. This Agreement may not be assigned by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, the Purchaser may assign its rights under this Agreement in whole or in part to any Affiliate of the Purchaser or any Person that acquires all or substantially all of the assets of the Purchaser or a majority of the Purchaser’s issued and outstanding voting securities, whether any such transaction is structured as a sale of shares, a sale of assets, an amalgamation or otherwise; provided, however, that any such assignment shall not relieve the Purchaser or the Guarantor from any of its obligations hereunder.

8.7	Entire Agreement

This Agreement and the Closing Documents constitute the entire agreement between the Parties with respect to the subject matters hereof and thereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement and the Closing Documents.

8.8	Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all Parties. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

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8.9	Notices

Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and will be given by personal delivery, by registered mail, by courier services or by facsimile or e-mail (followed by receipt by registered mail or courier services within three (3) Business Days) addressed: (i) in the case of the Vendors, either (a) to the respective address of each Vendor set forth in Schedule 2.2 or (b) to the Non-Institutional Vendor Representative whose address is set forth in Schedule 2.2, in the case of (a) or (b), with a copy to Fasken Martineau DuMoulin LLP, to the address set forth below; (ii) in the case of the Purchaser, to the address set forth below, (iii) in the case of the Guarantor, to the address set forth below, (iv) and in the case of (ii) or (iii), with a copy to Stikeman Elliott LLP and Kirkland & Ellis LLP, to the addresses set forth below; and (v) if another address, individual or electronic communication number has been designated by notice by any recipient Party to the others, to such other address, individual or electronic communication number (followed by receipt by registered mail or courier services within three (3) Business Days).

FASKEN MARTINEAU DUMOULIN LLP

800 Square Victoria

Suite 3700

Montreal, Québec

H4Z 1E9

Attention:   Patrice Vachon

Facsimile:  514-397-7600

E-mail:   pvachon@fasken.com

Notice to the Purchaser:

SAGENT ACQUISITION CORP.

c/o Sagent Pharmaceuticals Inc.

1900 N. Roselle Road, Suite 700

Schaumburg, IL 60195, USA

U.S.A.

Attention:   Michael Logerfo, Executive Vice President, Chief Legal Officer

Facsimile: (847) 908-1641

E-mail:   mlogerfo@SagentPharma.com

Notice to the Guarantor:

SAGENT PHARMACEUTICALS, INC.

1901 N. Roselle Road, Suite 700

Schaumburg, IL 60195, USA

Attention:   Michael Logerfo, Executive Vice President, Chief Legal Officer

Facsimile: (847) 908-1641

E-mail:   mlogerfo@SagentPharma.com

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In each later case (Purchaser and Guarantor) with copies to:

STIKEMAN ELLIOTT LLP

1155 René-Lévesque West Blvd.

40th Floor

Montreal (Québec)

H3B 3V2

Attention:   Brian M. Pukier

Facsimile: (416) 947 0866

E-mail:   bpukier@stikeman.com

and to:

KIRKLAND & ELLIS LLP

655 Fifteenth Street, N.W.

Washington, D.C. 20005-5793, USA

Attention:   Alexander D. Fine

Facsimile: (202) 879 5200

E-mail:   alexander.fine@kirkland.com

Any demand, notice or other communication given by personal delivery or courier services shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the third (3rd) Business Day following the deposit thereof in the mail and, if given by facsimile or e-mail (followed by receipt by registered mail or courier services within two (2) Business Days), on the day of transmittal thereof if given during the normal business hours of the recipient on a Business Day and on the next Business Day if not given during such hours. If the Party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication (followed by receipt by registered mail or courier services within three (3) Business Days).

8.10	Governing Law and Forum

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Québec and the Laws of Canada applicable therein (excluding any conflict of laws rule or principle, foreign or domestic, which might refer such interpretation to the laws of another jurisdiction). The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the Province of Québec and elect domicile in the City of Montreal with respect to any matter relating to the execution or construction of this Agreement or the exercise of any right or the enforcement of any obligation arising hereunder (excluding any conflict of forum rule or principle, foreign or domestic, which might refer such matter to the courts of another jurisdiction).

8.11	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

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8.12	Third Party Beneficiaries

Except as otherwise provided in Sections 4.1 and 6.1, the Parties intend that this Agreement will not benefit or create any right, stipulation for the benefit of, delegation open for acceptance by, or cause of action in favour of, any Person, other than the Parties and their respective successors and permitted assigns. No Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum except for the Persons who may rely on the provisions of this Agreement solely for the purposes of Section 4.1 and the Purchaser Indemnified Parties who may rely on the provisions of this Agreement solely for the purposes of Section 6.1.

8.13	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original but all of which taken together shall be deemed to constitute one and the same agreement. A facsimile or electronic transmission of the Agreement bearing a signature on behalf of a Party shall be legal and binding on such Party.

8.14	Employee Information

The Non-Institutional Vendors and the Purchaser hereto agree that (i) the information disclosed to Purchaser pursuant to Schedule 3.1.31 was necessary for the Purchaser and the Guarantor’s determination to enter into this Agreement and proceed with the transactions contemplated hereby and for the Parties to proceed with the Closing, and (ii) such information relates solely to the carrying of the Business of the Corporation and will only be used for those purposes for which it was initially collected from or in respect of the Corporation’s employees.

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IN WITNESS WHEREOF the Parties have executed this Agreement in Montreal (Québec) as of the effective date of October 1st, 2014.

	/s/ François Angers		/s/ Kamilia Mekhail-Ishak
	FRANÇOIS ANGERS		KAMILIA MEKHAIL-ISHAK

FIDUCIE AGEMO		FIDUCIE FAMILIALE KAMILIA MEKHAIL-ISHAK

Per:	/s/ François Angers	Per:	/s/ Kamilia Mekhail-Ishak
	François Angers, Trustee		Kamilia Mekhail-Ishak, Trustee

Per:	/s/ Patrice Vachon	Per:	/s/ François Angers
	Patrice Vachon, Trustee		François Angers, Trustee

7685947 CANADA INC.,

	/s/ Pierre Bleau	Per:	/s/ François Angers
	PIERRE BLEAU, Owner of the shares		Name: François Angers

	(Shares registered in the name of LA FINANCIÈRE BANQUE NATIONALE INC., trustee for Pierre Bleau		Title: President
CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

	/s/ Olivier Laurendeau	Per:	/s/ Richard Babineau
	OLIVIER LAURENDEAU		Name: Richard Babineau

	(Shares registered in the name of LA FINANCIÈRE BANQUE NATIONALE INC., trustee for Olivier Laurendeau		Title: Directeur Investissements moyenne entreprise

	/s/ Marguerite Dorion	And per:	/s/ Claude Lafond
	MARGUERITE DORION		Name: Claude Lafond

:	(Shares registered in the name of CIBC WOOD GUNDY, trustee for Marguerite Dorion		Title: Directeur Investissements moyenne entreprise Placements privés

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SAGENT ACQUISITION CORP.

	/s/ Richard Vallee	Per:	/s/ Michael Logerfo

	RICHARD VALLÉE		Name: Michael Logerfo

By:	(Shares registered in the name of LA FINANCIÈRE BANQUE NATIONALE INC., trustee for Richard Vallée		Title: Executive Vice President and Chief Legal Officer

OMEGA LABORATORIES LIMITED		SAGENT PHARMACEUTICALS, INC.

Per:	/s/ François Angers	Per:	/s/ Michael Logerfo

	Name: François Angers		Name: Michael Logerfo

	Title: President		Title: Executive Vice President, Chief Legal Officer and Corporate Secretary

	/s/ Jean Clerk		/s/ Jean Fleury

	JEAN E. CLERK, Q.C.		JEAN FLEURY

7685939 CANADA INC.

Per:	/s/ François Angers

Name: François Angers
Title: President

LIST OF SCHEDULES

1.1	Definitions
2.2	Allocation of Purchase Price
2.3.1	Bank Accounts of the Vendors
2.4.1	Calculation of Working Capital and Cash Outlay
3.1	Representations and warranties of Vendors
3.1.1	Capacity and no violation of Vendors
3.1.6	Capitalization
3.1.13	Approvals and consents
3.1.14	Compliance with Laws
3.1.15	Permits
3.1.16	Absence of certain changes or events
3.1.17	Material Contracts
3.1.18	Financial Statements
3.1.20	Indebtedness
3.1.22	Title to Assets
3.1.27	Related Party Transaction
3.1.28	Litigation
3.1.29	Environmental matters
3.1.31	Employee matters
3.1.32	Employee Plans
3.1.33	Real property
3.1.34	Intellectual Property Rights
3.1.36	Warranties
3.1.38	Insurances
3.2	Representations and warranties of Purchaser

SCHEDULE 1.1

DEFINITIONS

1.1	Definitions

1.1.1	“Adjusted Designated Percentage” for each Non-Institutional Vendor means the percentage specified below opposite the name of such Non-Institutional Vendor:

(a)	7685939 (F. Angers):	78.9171%
(b)	Fiducie Familiale Mekhail:	13.9265%
(c)	J. Clerk:	5.7229%
(d)	P. Bleau:	0.7123%
(e)	O. Laurendeau:	0.2137%
(f)	M. Dorion:	0.2137%
(g)	R. Vallée:	0.2048%
(h)	J. Fleury:	0.0891%

	Total:	100%

1.1.2	“Adjustment Holdback” has the meaning ascribed thereto in Section 2.3.2;

1.1.3	“Affiliate” has the meaning ascribed thereto in the CBCA;

1.1.4	“Agreement” means this agreement, its recital, together with its Schedules and all amendments made hereto by written agreement between the Parties;

1.1.5	“ASPE” means Accounting Standards for Private Enterprises, which are included in Part II of the Manual of Canada CPA—Accounting at 1st November, 2013;

1.1.6

“Books and Records” means any books, records and accounts of the Corporation related to the Business and those of the Holding relating to its business, including, without limitation, invoices, financial data and records and copies of filed Tax Returns, sales and purchase records, customer and supplier lists, historical sales and pricing information, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, marketing and advertising materials and all other documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored on computer discs or other data and software storage and media devices), and (a) including (i) all regulatory filings and supporting documents pertaining to the products and services of the Business, including all regulatory applications and approvals, filings and correspondence, studies (clinical and pre-clinical), testing, stability data, manufacturing know-how reduced to written form, batch records, quality control and process validation documentation, (ii) all records required to be maintained for the products and services of the Business and in order to conduct the Business in accordance with all applicable Laws, including, without limitation, in accordance with the Food and Drugs Act and its associated regulations (including the Natural Health Products Regulations, the Natural Health Products (Unprocessed Product Licence Applications) Regulations, the Food and Drug Regulations and the Cosmetics Regulations), the Controlled Drugs and

Substances Act, including master files (drug and natural health products), warning letters, audit and inspection reports (including responses to such reports) and any correspondence with Health Canada or other Governmental Authorities, and (iii) the complete complaint, customer complaints, adverse event and medical inquiry records and filings with respect to the products and services of the Business, and (b) excluding the estimates, projections and other forecasts contained in the confidential information memorandum delivered by the Non-Institutional Vendors to the Purchaser;

1.1.7	“Business” has the meaning ascribed thereto in the preamble hereof;

1.1.8	“Business Day” means any day on which commercial deposit-taking banks are generally open for business in Montreal (Québec) and Chicago (Illinois), and other than a Saturday, a Sunday or a day observed as a holiday in such location under applicable Laws;

1.1.9	“Cash Outlays” means all payments already incurred and made from the cash of the Corporation and from the use of proceeds of all debts already disbursed up until the Closing, in each such cases, related to the Expansion Project, as set out in Schedule 2.4.1;

1.1.10	“CBCA” means the Canada Business Corporation Act, as now in effect and as may be amended from time to time prior to the Closing Date;

1.1.11	“Claims” includes claims, notices, demands, complaints, proceedings, actions, arbitrations, suits, causes of action, audits, hearings, investigations, assessments or reassessments (including claims, assessments and reassessments for Tax), charges, judgments, grievances and hearings;

1.1.12	“Closing” means the completion on the Closing Date of the sale to, and purchase by, the Purchaser of the Purchased Shares and the completion of all other transactions contemplated by this Agreement which are to occur concurrently with the purchase and sale of the Purchased Shares;

1.1.13	“Closing Calculation” has the meaning ascribed thereto in Section 2.5.2(a);

1.1.14	“Closing Cash Outlays” means the Cash Outlays at Closing based on the Closing Date Financial Statements;

1.1.15	“Closing Date” means October 1st, 2014;

1.1.16	“Closing Date Adjustment” has the meaning ascribed thereto in Section 2.4.1;

1.1.17	“Closing Date Financial Statements” means the internal financial statements of the Corporation for the period ending on the Closing Date;

1.1.18	“Closing Document” means any agreement or document delivered in relation to the Closing;

1.1.19	“Closing Indebtedness” means the Indebtedness at the Closing based on the Closing Date Financial Statements but disregarding any unamortized transaction cost or other similar account which reduces the value of the long term debt on the balance sheet;

1.1.20	“Closing Working Capital” means the Working Capital at Closing based on the Closing Date Financial Statements;

1.1.21	“Collective Agreement” means any collective agreement, labour agreement, letters of understanding, letters of intent or other written communications with any trade union or employee association which may qualify as a trade union, which would govern the terms and conditions of employment of any Employee;

1.1.22	“Corporation” has the meaning ascribed thereto in the preamble;

1.1.23	“Credit Agreement” means those facilities extended to the Corporation by (A) the National Bank of Canada pursuant to (i) an offer to finance issued on December 10, 2013 and (ii) an offer to finance issued on June 5, 2014 and (B) the Business Development Bank of Canada pursuant to (i) an offer to finance issued on September 10, 2003, (ii) an offer to finance issued on September 8, 2008, (iii) an offer to finance issued on June 7, 2010, (iv) an offer to finance issued on March 13, 2012 and (v) an offer to finance issued on March 2, 2004;

1.1.24	“Defending Party” has the meaning ascribed thereto in Section 6.8;

1.1.25	“Designated Percentage” for each Vendor means the percentage specified below opposite the name of such Vendor [NTD: The total equals 100%]:

(a)	7685939 (F. Angers):	53.1807%
(b)	Fiducie Familiale Mekhail:	9.3848%
(c)	J. Clerk:	3.8566%
(d)	P. Bleau:	0.4800%
(e)	O. Laurendeau:	0.1440%
(f)	M. Dorion:	0.1440%
(g)	R. Vallée:	0.1380%
(h)	J. Fleury:	0.0600%
(i)	CDPQ:	32.6119%

	Total:	100%

1.1.26	“Direct Claim” means any Claim by an Indemnified Party against an Indemnifier which does not result from a Third Party Claim;

1.1.27	“Employees” means all of the employees of the Corporation, a complete list of which is attached as Schedule 3.1.31;

1.1.28	“Employee Plans” means each and every retirement, pension, retirement savings, bonus, profit sharing, deferred compensation, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, unemployment benefits, stock purchase, stock option, phantom stock, share appreciation rights or fringe benefit plan, program, arrangement or policy that is maintained or otherwise funded or contributed to, or required to be funded or contributed to, by or on behalf of the Corporation, for the benefit of the Employees, former employees, officers or directors of the Corporation, under which the Corporation may have any liability contingent or otherwise, except that the term “Employee Plans” shall not include any public statutory plans with which the Corporation is required to comply, including, without limitation, the Canada and Québec pension plans or plans administered pursuant to applicable provincial health tax, workers’ compensation and employment insurance legislation;

1.1.29	“Employee Policies and Procedures” has the meaning ascribed thereto in Section 3.1.31(g);

1.1.30	“Encumbrances” means pledges, liens or encumbrances (statutory or otherwise), charges, security interests, leases, offers to lease, pledges, privileges, mortgages, hypothecs, trust deeds, trust or deemed trust (whether contractual, statutory or otherwise arising), assignments by way of security, conditional sales contracts or other title retention agreements, or other similar interests or instruments charging, or creating a hypothec or a security interest in, or against title, restrictions, development or similar agreements, easements, servitudes, rights-of-way (registered or unregistered), restrictive covenants, title defects, restrictions, executions, tax arrears, permissions, options or adverse Claims, encroachments or burden or any other right or claim or encumbrances of any kind or character whatsoever or however arising, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of any of the assets of a Person or any of its Affiliates or any interest therein;

1.1.31	“Environment” means the environment as defined pursuant to the Environmental Laws; and “Environmental” shall have the correlative meaning;

1.1.32	“Environmental Laws” means all applicable Laws relating in whole or in part to public or worker health and safety and pollution or protection of the Environment;

1.1.33	“Escrow Agent” means Computershare Trust Company of Canada;

1.1.34	“Escrow Agreement” means the escrow agreement between the Purchaser, Vendors and the Escrow Agent;

1.1.35	“Estimated Closing Cash Outlays” has the meaning ascribed thereto in Section 2.4.1(c);

1.1.36	“Estimated Closing Indebtedness” has the meaning ascribed thereto in Section 2.4.1(a);

1.1.37	“Estimated Closing Working Capital” has the meaning ascribed thereto to Section 2.4.1(b);

1.1.38	“Expansion Project” means the construction of a new manufacturing facility of about 14,000 sq. ft. located at 10,900 Hamon Street, Montréal and new office, laboratory and warehousing spaces or about 24,851 sq. ft. located at 11,150 Hamon Street, Montréal as more fully described in Schedule 1.1.38;

1.1.39	“Financial Statements” means the audited financial statements of the Corporation and notices to reader of the Holding and 176441 for the years ended December 31, 2011, December 31, 2012 and December 31, 2013, and the unaudited financial statements of the Corporation and notices to reader of the Holding and 176441 for the 6-month period ending on June 30, 2014, consisting in each case, in the case of the Corporation, of a balance sheet and accompanying statements of earnings, retained earnings, and profit and loss and cash flows for the period then ended, a copies of which are attached hereto as Schedule 3.1.18;

1.1.40	“Global Threshold” has the meaning ascribed thereto in Section 6.3.1;

1.1.41	“Governmental Authority” means any (a) multinational, federal, provincial, state, regional, municipal, local, governmental or public department, ministry, minister, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any quasi-governmental body exercising any regulatory, administrative, expropriation or Tax Authority under or for the account of any of the foregoing, and (c) any judiciary or quasi-judiciary tribunal, court or body;

1.1.42	“Guarantor” has the meaning ascribed thereto in the preamble hereof;

1.1.43	“Hazardous Materials” means any waste, special waste or other substance that is prohibited, listed, defined, designated or classified as, or otherwise determined to be, dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Laws, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials;

1.1.44	“Health Canada” means the Department of Health of the federal government of Canada for which the Minister of Health is responsible and include the Health Products and Food Branch, Therapeutic Products Directorate, Biologics and Generic Therapies Directorate, the Natural Health Products Directorate, or any replacement or successor authority over the sale of the Products in Canada;

1.1.45	“Holding” has the meaning ascribed thereto in the preamble and shall be deemed to include 176441;

1.1.46	“Holding Holdback” has the meaning ascribed thereto in Section 2.3.4;

1.1.47	“Indebtedness” means, in relation to the Corporation, (a) any liability, debt or other obligation of whatsoever nature and kind of the Corporation for borrowed money, including any related prepayment fees or expenses (including overdraft facilities) (whether short term or long term) or any loans from shareholders, (b) all obligations of the Corporation or the Holding for the deferred purchase price of property, (c) all obligations of the Corporation or the Holding evidenced by notes, bonds, debentures or other similar instruments, (d) any indebtedness arising under capitalized leases, conditional sales contracts and other similar title retention instruments listed as such on the Financial Statements, (e) any obligation in respect of letters of credit and bankers’ acceptances, other than instruments supporting or guaranteeing any obligations of the Corporation or the Holding, (f) all liabilities less all assets arising under any interest rate swap or other interest rate protection agreement or other similar interest rate agreement, (g) all loans due to any related party (within the meaning of the Tax Act), including any shareholder, (h) all indebtedness of others referred to in paragraphs (a) through (f) above guaranteed by the Corporation or the Holding, (i) any bonus that was declared, accrued or otherwise payable by the Corporation or the Holding prior to Closing but not paid as at the date hereof, (j) any declared dividend not paid by the Corporation or the Holding as at the date hereof, and (k) all accrued interest, fees, prepayment, penalties or other similar obligations with respect to any of the foregoing; notwithstanding the foregoing, Indebtedness shall not include any amount included in the calculation of the Closing Working Capital;

1.1.48	“Indemnifier” means any Party obligated to provide indemnification under this Agreement;

1.1.49	“Indemnified Party” means any Person entitled to indemnification under this Agreement;

1.1.50	“Indemnity Holdback” has the meaning ascribed thereto in Section 2.3.3;

1.1.51	“Independent Firm” has the meaning ascribed thereto in Section 2.5.2(c);

1.1.52	“Initial Consideration” has the meaning ascribed thereto in Section 2.3.1;

1.1.53	“Inventories” or “Inventory” means all inventories of the Corporation on the date hereof related to the Business including all finished goods, work in progress, raw materials, ingredients, promotional materials, packaging materials and production and shipping supplies, spare parts, maintenance items and advertising materials, in each case on hand, in transit, ordered but not delivered, warehoused or wherever situated;

1.1.54	“Intellectual Property” means domestic and foreign: (a) patents, applications for patents and reissues, divisionals, continuations, continuations-in-part, renewals, extensions, re-examinations and reissues of patents or patent applications; (b) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae, formulations, chemical compositions, product specifications, recipes, and customer lists, and documentation relating to any of the foregoing; (c) copyrights, copyright registrations and applications for copyright registration; (d) designs, design registrations, design registration applications, industrial designs, industrial design registrations, industrial design registration applications; (e) trade names, common law trade-marks, trade-mark registrations, trade-mark applications, trade dress, logo, domain name, website name and worldwide web address, and the goodwill associated with any of the foregoing; (f) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; and (g) any other intellectual property and industrial property;

1.1.55	“Laws” means all Canadian or foreign federal, provincial, state or municipal statutes, laws (including the common law), subordinate legislation or treaty, ordinances, regulations or by-laws, all Orders of any Governmental Authority, and policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law or which establish the interpretative position of the Law by such Governmental Authority, in each case binding on or affecting the Person referred to in the context in which such word is used;

1.1.56	“Leased Real Properties” means the immovable property, lands, buildings and premises which are leased or subleased by, or with respect to which a right to use or occupy has been granted to, the Corporation, a list of which is attached hereto as Schedule 3.1.33;

1.1.57	“Loss” means any loss, liability, damage, cost, expense, fine or penalty, actually suffered by an Indemnified Party resulting from any Claim, including the costs and expenses of any action, suit, proceeding, demand, judgment or settlement relating thereto (and including the reasonable fees of attorneys and experts);

1.1.58	“Loss Decrease” has the meaning ascribed thereto in Section 6.4.10;

1.1.59	“Material Adverse Change” means any change, event or occurrence that, individually or in the aggregate with all other changes, events or occurrences: is or could be reasonably likely to have a material and adverse effect upon the Business, operations results of operations, the condition (financial or otherwise), assets, liabilities, value, cash flow or net worth of the Corporation, taken as a whole, other than any change, event or occurrence relating to or arising from (i) the consummation of the transaction contemplated herein or the performance of any obligation hereunder, (ii) changes in the Canadian or foreign economies or securities or currency markets in general, (iii) general political, economic or financial conditions, (iv) changes generally affecting the finance leasing industry in Canada or abroad, (v) the commencement, occurrence or continuation of any war (whether or not declared), armed hostilities or acts of terrorism, (vi) any change or proposed change in applicable Laws, regulatory conditions, policies or government programs or the interpretation, application or non-application of applicable Laws, conditions, policies or programs by any Governmental Authority, (vii) any change in ASPE, (viii) any action taken at the request of the Purchaser, and (ix) any natural disaster, provided, that the change, event or occurrence described in the foregoing clauses (ii), (iii), (iv), (v), (vi), (vii) and (ix) shall not be disregarded if any such change, event or occurrence impacts the Business or the Corporation in a disproportionately adverse manner relative to other businesses operating in the Business in which the Corporation operates;

1.1.60	“Material Contract” means any contract, agreement, licence, undertaking, engagement or commitment of any nature, written or oral, to which the Corporation is a party:

(a)	with any shareholder, any current officer, director, stockholder of the Corporation or any other Person with whom the Corporation, the Holding or any Vendor does not deal at arm’s length within the meaning of the Tax Act, other than employment contracts;

(b)	providing for payments by or to the Corporation in excess of $250,000 in the aggregate of a contract during the term thereof that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(c)	containing confidentiality, secrecy, or non-disclosure covenants or covenants of the Corporation limiting its freedom to engage or compete in any line of business or with any Person or solicit any employees or clients in any geographical area or operate its assets at maximum capacity or otherwise conduct its business (excluding provisions set forth in confidentiality agreements executed in connection with the sale of the Purchased Shares);

(d)	that expires, or that may be renewed at the option of any Person other than the Corporation so as to expire, more than one year after the date of this Agreement;

(e)	that is a trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, swaps, commodities or other hedging or derivative arrangement, or any leasing transaction of the type required to be capitalized in accordance with ASPE;

(f)	for capital expenditures in excess of $50,000 in the aggregate;

(g)	with any Governmental Authority;

(h)	involving any continuing representation, warranty or indemnification obligation of the Corporation to any other Person, other than in the Ordinary Course;

(i)	that is a guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; or

(j)	which is outside the Ordinary Course.

1.1.61	“Negative Adjustment Amount” has the meaning ascribed thereto in Section 2.6.2;

1.1.62	“Non-Institutional Vendors” means all Vendors except for CDPQ;

1.1.63	“Non-Institutional Vendors Fundamental Representations” has the meaning ascribed thereto in Section 3.4.1(b);

1.1.64	“Non-Institutional Vendor Representative” has the meaning ascribed thereto in Section 1.10.1 hereof;

1.1.65	“Notice Period” has the meaning ascribed thereto in Section 6.7.1 hereof;

1.1.66	“Objection Notice” has the meaning ascribed thereto in Section 2.5.2(b);

1.1.67	“OHSA” has the meaning ascribed thereto in Section 3.1.31(f);

1.1.68	“Order” means any final and enforceable order or any judgment, injunction, decree, ruling, stipulation, award or writ of any court, tribunal, arbitrator or other Governmental Authority;

1.1.69	“Ordinary Course” means, when used in relation to the conduct of the Business, any action which is taken in the ordinary course of the normal day-to-day operations of the Business in a commercially reasonable and businesslike manner consistent with the Corporation’s past practices;

1.1.70	“Owned Properties” means the real or immovable property, lands, plants, buildings, structures, appurtenances and fixtures situated or forming part thereon of which the Corporation is the registered or beneficial owner, a list of which is attached hereto as Schedule 3.1.33;

1.1.71	“Parties” means the Vendors, the Purchaser, the Guarantor, the Corporation and the Holding and “Party” means any one of them;

1.1.72	“Permits” means all permits, certificates, certificates of authorization, certificates of compliance, authorizations, licenses, approvals of and registrations with any Governmental Authority or pursuant to any Laws used or held in connection with the Business;

1.1.73	“Permitted Encumbrances” means (a) Encumbrances of mechanics, labourers, workmen, builders, contractors, sub-contractors, suppliers of material or architects or other similar encumbrances incidental to construction, maintenance or repair operations which have either been registered or filed pursuant to Laws against the Corporation or not yet registered or filed and which, in any such case, relate to obligations not due and payable and the Corporation has provided security satisfactory to the Purchaser, acting reasonably, sufficient to discharge or ensure the payment of such Encumbrances, together with all related fees, interest and other costs; (b) statutory Encumbrances relating to obligations not due and payable; (c) Encumbrances for Taxes, assessments, Governmental Authority charges or levies not due and payable as at the Closing Date; (c) Encumbrances for public utilities not due and payable as at the Closing Date; (d) rights of equipment lessors under equipment contracts listed in Schedule 1.1.75 provided the terms of such equipment contracts have been complied with up to and on the Closing Date; (e) financing statements evidencing the rights of equipment lessors under equipment contracts listed in Schedule 1.1.75 in and to the equipment and vehicles which are subject to such contracts provided the terms of such equipment contracts have been complied with up to and on the Closing Date; (f) Encumbrances that secure obligations pursuant to the Credit Agreement; (g) any Encumbrance in favour of any lessor, licensor or permitter for rent to become due or for other obligations or acts, the performance of which is required under contracts so long as the payment of or the performance of such other obligation or act is not delinquent and provided that such Encumbrance does not affect the use or value of the assets affected thereby, and (h) all Encumbrances listed in Schedule 1.1.75;

1.1.74	“Person” includes any individual, trust, trustee, executor, administrator, legal personal representative, estate, firm, partnership, joint venture, venture capital fund, joint stock company, association, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

1.1.75	“Positive Adjustment Amount” has the meaning ascribed thereto in Section 2.6.1;

1.1.76	“Pre-Closing Reorganization” means the transactions, actions or events described in Schedule 1.1.78, which occurred prior to the Closing;

1.1.77	“Property” means all property or assets of whatsoever nature including but not limited to personal property, whether tangible or intangible, and claims, rights and choses in action;

1.1.78	“Purchase Price” has the meaning ascribed thereto in Section 2.2 hereof;

1.1.79	“Purchased Shares” means the issued and outstanding shares of the Corporation and of the Holding set forth in Schedule 2.2 hereof;

1.1.80	“Purchaser” has the meaning ascribed thereto in the preamble hereof;

1.1.81	“Purchaser Indemnified Party” has the meaning ascribed thereto in Section 6.1.1 hereof;

1.1.82	“Purchaser Obligations” has the meaning ascribed thereto in Section 7.1 hereof;

1.1.83	“PWC” has the meaning ascribed thereto in Section 8.4;

1.1.84	“Real Properties” means the Owned Properties and the Leased Real Properties;

1.1.85	“Real Property Leases” means the leases, offers to lease, subleases and other agreements under which the Leased Real Properties are leased or subleased by the Corporation as lessee or sublessee, a list of which is attached as Schedule 3.1.33;

1.1.86	“Related Party” means a Person not at arm’s length within the meaning of the Tax Act with any of the Corporation, the Holding or any of the Vendors;

1.1.87	“Shareholders’ Agreement” means the Unanimous Shareholders’ Agreement among the shareholders of the Corporation dated July 29, 2004, as amended from time to time and which has just been terminated immediately prior to Closing;

1.1.88	“SR&ED” has the meaning ascribed thereto in Section 3.1.30(k);

1.1.89	“Subsidiary” has the meaning ascribed thereto in the CBCA;

1.1.90	“Target Working Capital” means $11,200,000;

1.1.91	“Tax” and “Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever and wheresoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, local, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license agreements, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other Governmental Authority pension plan premiums or contributions and for greater certainty, all contributions payable under any tax Laws;

1.1.92	“Tax Act” means the Income Tax Act (Canada);

1.1.93	“Tax Authority” means the Canada Revenue Agency, and any other national, state, local, provincial, territorial or other Governmental Authority responsible for the administration, implementation, assessment, determination, enforcement, compliance, collection or other imposition of any Taxes;

1.1.94	“Tax Returns” means any and all returns, reports, declarations, statements, information, estimates, rebates or credits, elections, designations, schedules, filings or other documents (including any related or supporting information) relating to Taxes filed or required to be filed by any Tax Authority or pursuant to any Law relating to Taxes or in fact filed with any Tax Authority, including all information returns, Claims for refund, amended returns, declarations of estimated Taxes, and requests for extensions of time to file any of the preceding items;

1.1.95	“Third Party Claim” means any Claim asserted against an Indemnified Party or the Corporation, that is paid or payable to, or claimed by, any Person who is not a Party or an Affiliate of a Party;

1.1.96	“Third Party Consents” means all consents, approvals, notices, Orders, rulings, authorizations, acknowledgements, registrations, declarations, filings, submissions of information, waivers, sanctions, licenses, exemptions or permits necessary or otherwise required from any Governmental Authority or Person or pursuant to any Law in order to consummate the transactions contemplated by this Agreement or any Closing Document; a complete list of the Third Party Consents is set forth in Schedule 3.1.13;

1.1.97	“Threatened” a Claim or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead to a prudent Person to conclude that such a Claim or matter is likely to be asserted, commenced, taken or otherwise pursued in the future;

1.1.98	“Time of Closing” means 10:00AM (Montreal time) on the date hereof;

1.1.99	“Vendors” has the meaning ascribed thereto in the preamble hereof;

1.1.100	“Vendors Fundamental Representations” has the meaning ascribed thereto in Section 3.4.1(a); and

1.1.101	“Working Capital” means the current assets of the Corporation, including accounts receivable, research and development refundable tax credits, inventory, Deposits and prepaid expenses minus the current liabilities of the Corporation, including the accounts payable, accrued liabilities, income Taxes payable, deferred revenue, and future income Taxes. “Working Capital” specifically excludes cash and cash equivalents, interest bearing debts, and accounts payable and other amounts related to the Expansion Project.